Exhibit 10.8(a)
FIRST AMENDMENT TO LEASE
(EXPANSION)
This First Amendment to Lease (the “Agreement”) is entered into as of March 2, 2016 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and PROCEPT BIOROBOTICS CORPORATION, a California corporation (“Tenant”), with respect to the following facts and circumstances:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of July 15, 2013 (the “Original Lease”) of certain premises (the “Existing Premises”) within the building commonly known as 900 Island Drive, Redwood City, California 94605, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.
B.    Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.    Definitions. As used in this Agreement, the following terms have the following meanings:
“Expansion Space” means a portion of the Building, containing approximately 6,481 rentable square feet of area, and more particularly shown on Exhibit “B-1” attached hereto.
“Expansion Space Commencement Date” shall mean the earliest of (a) the date upon which Tenant first commences to conduct business in the Expansion Space, (b) the date upon which Substantial Completion (as defined in the Tenant Work Letter attached to this Agreement as Exhibit “J”) of the Expansion Space occurs, and (c) the Anticipated Expansion Space Commencement Date (as defined below). As used herein, the term “Anticipated Expansion Space Commencement Date” initially means October 1, 2016, but shall be delayed by one (1) day for every one (1) day after June 30, 2016, that the existing occupant of the Expansion Space continues to occupy the Expansion Space. In the event that delivery of possession of the Expansion Space to Tenant does not occur by the Outside Delivery Date (as defined below), then Tenant shall be entitled by notice in writing to Landlord within ten (10) days thereafter to cancel the Lease, in which event the parties shall be discharged from all obligations under the Lease other than those which expressly survive the expiration or earlier termination of the Lease; provided further, however, that if such written notice of Tenant is not received by Landlord within such ten (10)-day period, Tenant’s right to cancel the Lease hereunder shall terminate and be of no further force or effect. If Tenant elects to cancel the Lease pursuant to the foregoing sentence, then such termination of the Lease shall be effective on the date which is one hundred twenty (120) days after delivery of notice of termination to Landlord, unless delivery of possession of the Expansion Space to Tenant occurs within thirty (30) days of delivery of Tenant’s notice hereunder. The term “Outside Delivery Date” initially means May 1, 2017, but shall be extended by one day for every one day in delay in substantial completion of Landlord Work caused by (i) Tenant Delays, and/or (ii) any other one or more Force Majeure Events.
2.    Lease of Expansion Space. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:
2.1    Location of Expansion Space. The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “B-l” attached hereto is hereby added to Exhibit “B” to the Original Lease.
2.2    Tenant’s Building Percentage. Tenant’s Building Percentage is increased to 35.58%.
2.3    Tenant’s Common Area Building Percentage. Tenant’s Common Area Building Percentage is increased to 1.73%.
2.4    Rent. Tenant agrees to pay Landlord a Base Rent for the Expansion Space in accordance with the following schedule:

Period*		Monthly Base Rent
01	– 03	Abated**
04		$12,151.88**
05	– 12	$24,303.75
13	– 24	$25,032.86
25	– 36	$25,783.85
37 – New Expiration Date		$26,557.36
*In months measured from the first day of the calendar month in which the Expansion Space Commencement Date falls.
**See Section 2.6
The Monthly Base Rent for the first month after the Expansion Space Commencement Date for which Monthly Base Rent is due plus estimated Operating Expenses and Taxes in the amount of $6,999.48 shall be payable upon the execution of this Agreement. The Monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.
2.5    Term. The Term with respect to the Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement. In the event that the Original Lease terminates pursuant to its terms, such termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).
2.6    Abatement of Base Rent for Expansion Premises. Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Base Rent with respect to the Expansion Space shall be abated for the first three and one-half (3.5) months after the Expansion

Space Commencement Date. The amount of Base Rent set forth in the table in Section 2.3 for that period reflects that rent abatement. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 21 of the Lease, then as part of the recovery set forth in Article 21 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the foregoing provisions.
2.7    Permitted Use. Landlord hereby agrees and confirms that the phrase “research and development” contained in Section 3.1 of the Original Lease expressly permits Tenant to use the Premises for laboratory purposes in compliance with all the provisions of the Lease and all Applicable Laws. Without limiting Tenant’s obligations under the Original Lease with respect to Hazardous Materials and/or the surrender of the Premises, prior to the expiration or earlier termination of the Term of the Lease, Tenant shall provide a decommissioning report prepared or reviewed by an independent third party showing Tenant’s compliance with all decommissioning rules and regulations under Environmental Requirements and demonstrating that the laboratory areas of the Premises have been left in a clean and uncontaminated state.
3.    Expansion Space Improvements. Promptly following the vacation of the Expansion Space by the existing occupant, Landlord shall improve the Expansion Space (the “Expansion Space Improvements”) in accordance with the Tenant Work Letter attached to this Agreement as Exhibit “J.”
4.    Condition of Expansion Space. Subject to Sections 3 and 5, Tenant shall accept the Expansion Space in its “AS IS” condition. Tenant agrees that, except as set forth in this Agreement and the Work Letter, Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date. Subject to Sections 3 and 5, the taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Subject to Sections 3 and 5, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Original Lease. Subject to Sections 3 and 5, any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant.

5.    Expansion Space Covered Items. Notwithstanding Section 4 above, Landlord warrants that the roof, parking lot and Building HVAC, and electrical and plumbing systems (the “Expansion Space Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Expansion Space is delivered to Tenant in accordance with the Work Letter. If a non-compliance with such warranty exists as of the delivery of possession in accordance with the Work Letter, or if one of such Expansion Space Covered Items should malfunction or fail within sixty (60) days after the delivery of possession to Tenant in accordance with the Work Letter, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense.
6.    Letter of Credit Modification. Section 53.1 of the Original Lease is amended to increase the required amount of the Letter of Credit by $33,556.84, for a total of $171,110.40 (the “Letter of Credit Required Amount”). No later than June 30, 2016, Tenant shall replace the Letter of Credit then being held by Landlord with a new Letter of Credit in the new Letter of Credit Required Amount or amend the Letter of Credit to that new Letter of Credit Required Amount. Tenant’s failure to deliver that new Letter Credit or amended Letter Credit at that time shall be an Event of Default under the Lease without the obligation of Landlord to give any notice or opportunity to cure.
7.    Extension of Term. The Original Lease Expiration Date is hereby changed to the date (the “New Expiration Date”) that is the later of (a) January 31, 2020, and (b) the day prior to the date that is forty (40) months after the Expansion Space Commencement Date. The period from October 1, 2016 (the “Extension Commencement Date”) to the New Expiration Date is referred to herein as the “Extension Term.”
8.    Adjustment to Monthly Base Rent. Prior to the Extension Commencement Date, Tenant shall continue to pay to Landlord monthly Base Rent for the Existing Premises in accordance with the terms of the Original Lease. Commencing on the Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent for the Existing Premises in accordance with the following schedule:

Period	Monthly Base Rent
10/01/2016 – 12/31/2016	Abated***
01/01/2017 – 01/31/2017	$20,276.25***
02/01/2017 – 09/30/2017	$40,552.50
10/01/2017 – 09/30/2018	$41,769.08
10/01/2018 – 09/30/2019	$43,022.15
10/01/2019 – New Expiration Date	$44,312.81
*** See Section 9.
9.    Abatement of Base Rent for Existing Premises. Landlord agrees that in consideration of Tenant entering into this Agreement, monthly Base Rent with respect to the Existing Premises shall be abated for the first three and one-half (3.5) months after the Extension

Commencement Date. The amount of Base Rent set forth in the table in Section 8 for that period reflects that rent abatement. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 21 of the Lease, then as part of the recovery set forth in Article 21 of the Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the foregoing provisions.
10.    Condition of Existing Premises. Tenant is in occupancy of the Existing Premises and will accept the same, as of the commencement of the Extension Term in its “as is” condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto (except as expressly set forth in the Work Letter), or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Agreement.
11.    Deletion of Extension Option. The Extension Option in Article 51 of the Original Lease is hereby deleted from the Lease and is of no further force or effect.
12.    Right of First Offer. Effective on the date of this Agreement, the following new Article 54 is hereby added to the Original Lease:
“ARTICLE 54
TENANT’S RIGHT OF FIRST OFFER
54.1    As used herein, “Offer Space” means space in the Building that is contiguous to any part of the Premises. Landlord shall from time to time give Tenant a written notice (the “Availability Notice”) identifying the particular Offer Space (the “Specific Offer Space”) that becomes Available (as defined below). As used herein, “Available” means that the space (i) is not part of the Premises, (ii) is not then subject to a lease, (iii) is not then subject to any rights of any tenants existing on the date of the First Amendment to this Lease to renew their lease or expand their premises as set forth in their lease, and (iv) is not then subject to any negotiations between Landlord and an existing tenant of that space.
54.2    Landlord shall, within ten (10) business days of determining that any Specific Offer Space has become Available, deliver to Tenant an Availability Notice identifying Specific Offer Space that is Available.
54.3    The location and configuration of the Specific Offer Space shall be determined by Landlord in its reasonable discretion; provided that Landlord shall have no obligations to designate Specific Offer Space that would result in any space not included in the Specific Offer Space being not Configured For Leasing (as defined below). For purposes of this Lease, “Configured For Leasing” means the applicable space must have convenient access to the central corridor on the applicable floor and must have a size and configuration that complies with all applicable building codes and other laws and is such that Landlord judges, in its reasonable discretion, that Landlord will be able to lease such space to a third party. The Availability Notice shall:
(a)    Describe the particular Specific Offer Space (including rentable area, usable area and location);
(b)    Include an attached floor plan identifying such space;
(c)    State the date (the “Specific Offer Space Delivery Date”) the space will be available for delivery to Tenant; and
(d)    Specify the Base Rent for the Specific Offer Space.
(e)    Specify the increase in the security deposit or Letter of Credit amount that will apply to reflect the addition of the Specific Offer Space to the Premises.
(f)    Specify the length of the term during which the Landlord is willing to lease the Specific Offer Space (the “Specific Offer Space Term”).
54.4    If Tenant wishes to exercise Tenant’s rights set forth in this Article 54 with respect to the Specific Offer Space, then within ten (10) business days of delivery of the Availability Notice to Tenant, Tenant shall deliver irrevocable notice to Landlord (the “First Offer Exercise Notice”) offering to lease the Specific Offer Space on the terms and conditions as may be specified by Landlord in the Availability Notice.
54.5    In the event Tenant fails to give a First Offer Exercise Notice in response to any Availability Notice, Tenant shall have no further rights to receive an Availability Notice with respect to the Specific Offer Space described in the Availability Notice and Tenant’s rights under this Article 54 shall terminate with respect to the Specific Offer Space described in the Availability Notice and Landlord shall be free to lease the Offer Space described in such Availability Notice to anyone on any terms at any time during the Term, without any obligation to provide Tenant with any further right to lease that Specific Offer Space.
54.6    If Tenant timely and validly gives the First Offer Exercise Notice, then beginning on the Specific Offer Space Delivery Date and continuing for the Specific Offer Space Term noted in the Availability Notice:
(a)    The Specific Offer Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the Premises immediately before the Specific Offer Space Delivery Date plus the Specific Offer Space);
(b)    Tenant’s Building Percentage and Common Area Building Percentage shall be adjusted to reflect the increased rentable area of the Premises.
(c)    Base Rent for the Specific Offer Space shall be as specified in the Availability Notice.

(d)    The security deposit or Letter of Credit amount Tenant must provide shall be increased by the amounts specified in the Availability Notice.
(e)    Tenant’s lease of the Specific Offer Space shall be on the same terms and conditions as affect the original Premises from time to time, except as otherwise provided in this section and as specified in the Availability Notice. Tenant’s obligation to pay Rent with respect to the Specific Offer Space shall begin on the Specific Offer Space Delivery Date. The Specific Offer Space shall be leased to Tenant in its “as-is” condition and Landlord shall not be required to construct improvements in, or contribute any tenant improvement allowance for, the Specific Offer Space. Tenant’s construction of any improvements in the Specific Offer Space shall comply with the terms of this Lease concerning alterations.
(f)    If requested by Landlord, Landlord and Tenant shall confirm in writing the addition of the Specific Offer Space to the Premises on the terms and conditions set forth in this section, but Tenant’s failure to execute or deliver such written confirmation shall not affect the enforceability of the First Offer Exercise Notice.
54.7    Tenant’s rights and Landlord’s obligations under this Article 54 are expressly subject to and conditioned upon there not existing an Event of Default by Tenant under this Lease, either at the time of delivery of the First Offer Exercise Notice or at the time the Specific Offer Space is to be added to the Premises.
54.8    It is understood and agreed that the rights under this Article 54 are personal to Tenant and are not transferable except to a Permitted Transferee in connection with an assignment of Tenant’s entire interest in this Lease. In the event of any assignment or subletting of the Premises or any part thereof (other than to a Permitted Transferee), this expansion right shall automatically terminate and shall thereafter be null and void.”
13.    Original Lease In Effect With Modifications. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in Sections 2.6, 3 and 8 of this Agreement, and Tenant shall have no further option to extend the term.
14.    Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield (“Landlord’s Broker”) and Cornish & Carey Commercial NKF (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person other than Landlord’s Broker and Tenant’s Broker. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker. Nothing in this Agreement shall impose any obligation on Tenant to pay a commission or fee to any party in connection with this Agreement.
15.    Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.
16.    Estoppel. As additional consideration for this Agreement, Tenant hereby certifies to Landlord on the date hereof as follows:
(a)    The Original Lease (as amended hereby) is in full force and effect.
(b)    Tenant is in possession of the Existing Premises and has not sublet any portion of the Existing Premises or assigned its interest in the Lease.
(c)    To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)    All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in the Work Letter and Section 3 of this Agreement.
(e)    To Tenant’s knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.
(f)    All of the representations and warranties of Tenant in the Original Lease are hereby remade.
17.    Miscellaneous. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached Exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Agreement.
18.    OFAC. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that to the Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease. The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.
19.    ERISA. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975(c) of the Internal Revenue Code, Tenant represents and warrants to Landlord that (i) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); (ii) no portion of the rights of Tenant in the Original Lease and this Agreement or in the leasehold estate demised thereby constitutes a plan asset subject to ERISA; and (iii) the undersigned is not an “affiliate” of The Prudential Insurance Company of America as defined in Section IV(b) of PTE90-1.

20.    CASP. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and Landlord makes no representations as to the compliance of the Premises or the Building with accessibility standards.
21.    Electrical Utilities Usage Information. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.
IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II, its member

	By:	/s/ Jeffrey D. Mills
Jeffrey D. Mills
Vice President
[Printed Name and Title]

Tenant:

PROCEPT BIOROBOTICS CORPORATION, A California corporation

By:	/s/ Reza Zadno

Its: CEO

By:	/s/ Sham Shiblaq

Its: VP, Sales and Marketing

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.